Exhibit 99

SUMNER M. REDSTONE NAMED CHAIRMAN EMERITUS OF VIACOM INC.

President and CEO Philippe Dauman Elected Executive Chairman

NEW YORK, NY – February 4, 2016 –The Board of Directors of Viacom Inc. (NASDAQ: VIAB, VIA) today announced that it has appointed Sumner M. Redstone to the newly created position of Chairman Emeritus.  The Board also elected Viacom CEO and President Philippe Dauman Executive Chairman, succeeding Mr. Redstone in that role.

“Sumner Redstone’s contributions to Viacom and the media industry are legendary,” said William Schwartz, Of Counsel to the law firm of Cadwalader, Wickersham & Taft and Chairman of the Governance and Nominating Committee of Viacom’s Board of Directors. “He has successfully led Viacom with a dedication to building a global business for the benefit of all shareholders. On behalf of the Viacom Board, his colleagues and all our shareholders, we want to thank Sumner for his vision and leadership.  There is no one who loves this company more and we will continue to be inspired by his wisdom in the years to come.”

“Philippe has been instrumental with Sumner in every aspect of Viacom’s success for nearly 30 years and most recently as CEO has taken on the tough task of navigating our future in a time of unprecedented innovation and disruption.  He has laid out a strategic long-term vision for the company that we fully endorse.  We have complete confidence that his dedication to Viacom, his global experience and his determination to further our culture of creativity and innovation will continue to serve the interests of all shareholders and build long-term value.”

“In choosing a successor to Sumner,” Mr. Schwartz added, “the Board considered the need for seasoned leadership in this time of unprecedented change, Philippe’s business experience and unparalleled knowledge of Viacom, and his long-term vision for the Company. We believe his becoming Executive Chairman is in the best interests of the company and all shareholders.”

Mr. Schwartz added that the board has also extended an offer to Viacom’s Non-Executive Vice Chair, Shari Redstone, to become Non-Executive Chairman. Ms. Redstone declined the offer and will continue in her role as Non-Executive Vice Chair.

Mr. Dauman said, "I am honored to succeed my friend and long-time colleague Sumner in the role of Executive Chairman.  His steadfast belief in our company and the power of entertainment will always be an inspiration for me and I look forward to carrying forward his leadership role as a champion for all shareholders. I am gratified by the continued confidence and support of the Board of Directors and all of my colleagues at Viacom whose creativity and unrelenting hard work is evident in our recent successes across the Company."

Philippe Dauman was named President and Chief Executive Officer of Viacom Inc. in September 2006 and has served on the Company’s Board of Directors since 1987. Previously, Mr. Dauman was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments, from May 2000 until September 2006. Prior to co-founding DND Capital Partners, Mr. Dauman served in several positions at Viacom, including as a Deputy Chairman and Executive Vice President of Viacom Inc. Mr. Dauman is a director of National Amusements, Inc. and LafargeHolcim, a world leader in building materials.

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.5 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).

Contacts
Press:	Investors:
Carl Folta	James Bombassei
(212) 258-6352	(212) 258-6377
Carl.Folta@viacom.com	james.bombassei@viacom.com

Jeremy Zweig
(212) 846-7503
Jeremy.Zweig@viacom.com